Exhibit 15.2

May 25, 2010

Hertz Global Holdings, Inc.

225 Brae Boulevard,

Park Ridge, New Jersey 07656

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Dollar Thrifty Automotive Group, Inc. and subsidiaries (DTG) for the three-month periods ended March 31, 2010 and 2009, and have issued our report dated May 5, 2010.  As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in DTG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, is being incorporated by reference in the Hertz Global Holdings, Inc.’s Registration Statement on Form S-4 filed on May 25, 2010.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
Tulsa, Oklahoma